Exhibit 99.2

FOR IMMEDIATE RELEASE

Healthcare Trust Prices Public Offering of 3,200,000 Shares
of 7.125% Series B Cumulative Redeemable Perpetual Preferred Stock

New York, October 1, 2021– Healthcare Trust, Inc. (“HTI” or the “Company”) today announced the pricing of an underwritten public offering of 3,200,000 shares of its 7.125% Series B Cumulative Redeemable Perpetual Preferred Stock (the “Series B Preferred Stock”) at a public offering price of $25.00 per share. In addition, the Company has granted the underwriters a 30-day option to purchase up to an additional 280,000 shares of Series B Preferred Stock. The Company has applied to list the shares of Series B Preferred Stock on The Nasdaq Global Market under the symbol “HTIBP.” The Series B Preferred Stock will have a $25.00 liquidation preference per share. The Series B Preferred Stock has received a rating of BBB- from Egan-Jones Ratings Company.

The Company expects to receive net proceeds from the offering, after deducting the underwriting discount but not other estimated offering expenses payable by the Company (including a structuring fee), of approximately $77.5 million (assuming the underwriters’ option to purchase additional shares is not exercised) and expects to close the transaction on or about October 6, 2021. The Company will use the net proceeds from this offering to repay amounts outstanding under its revolving credit facility as required thereunder. Subject to the terms and conditions set forth in the revolving credit facility, the Company may then draw on the revolving credit facility to borrow any amounts so repaid for general corporate purposes, including purchases of additional properties.

The bookrunners for the offering are B. Riley Securities, Janney Montgomery Scott, Ladenburg Thalmann and William Blair. The lead manager for the offering is Colliers Securities LLC. The co-managers for the offering are Aegis Capital Corp., Boenning & Scattergood and Wedbush Securities.

The Series B Preferred Stock was offered pursuant to a preliminary prospectus forming part of the registration statement which was declared effective by the Securities and Exchange Commission (the “Commission”) on October 1, 2021.

About Healthcare Trust, Inc.

Healthcare Trust, Inc. is a publicly registered real estate investment trust focused on acquiring a diversified portfolio of healthcare real estate, with an emphasis on seniors housing and medical office buildings, located in the United States. Additional information about HTI can be found on its website at www.healthcaretrustinc.com.

Important Notice

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. The offering of securities is made only by means of a prospectus. Copies of the final prospectus relating to these securities, when available, may be obtained from B. Riley Securities, Inc. You should direct any requests to B. Riley Securities, Inc., Attention: Prospectus Department, 1300 17th Street North, Suite 1300, Arlington, Virginia 22209, by telephone at (703) 312-9580 or by email at prospectuses@brileyfin.com. You may also obtain a copy of the final prospectus, when available, and other documents the Company has filed with the Commission for free by visiting the Commission’s website at http://www.sec.gov.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of HTI’s registration statement on Form S-11 and other reports filed with the Commission. Further, forward-looking statements speak only as of the date they are made, and HTI undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

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